Exhibit 14.2

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

TO: iPower Wireless Technology Inc.

September 25, 2026

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC effective and publicly available as of the date hereof. We have acted as your PRC legal counsel in connection with the Company’s Registration Statement on Form 20-F, including all amendments and supplements thereto (the “Registration Statement”).

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

In rendering this opinion, we have reviewed the Company’s Registration Statement. In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities, the Company and appropriate representatives of the Company. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“The Company”	means iPower Wireless Technology Inc.

“iPower WIPO”	means WIPO Times (Shanghai) Technology Co., Ltd, 100% owned by iPower Wireless Technology Hong Kong, a company incorporated under Law of the People’s Republic of China; also refer to WFOE.

“WIPO”	means WIPO (Shanghai) New Energy Technology Co. Ltd, 58% owned by iPower WIPO, a company incorporated under Law of the People’s Republic of China.

“CSRC”	means the China Securities Regulatory Commission.

“Group”	means the Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC authorities,” “PRC government” or “PRC regulatory	means the authorities, government or regulatory agencies of Mainland China for the purpose of this prospectus only.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified, or photostatic copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PR Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1.	Each of the PRC Entities has been duly organized and is validly existing as a foreign invested enterprise or a PRC domestic company with limited liability and full legal person status under the PRC Laws. As of the date of this opinion, the Company does not own, control or have interests in any PRC entity other than the PRC Entities.

2.	The business license and articles of association of each of the PRC Entities comply with the requirements of the PRC Laws and are in full force and effect. The registered capital of each of the PRC Entities has been timely paid or paid in instalments when due and payable in accordance with PRC Laws and the articles of association of such PRC Entity.

3.	The equity interests in each of the PRC Entities are legally and validly owned by the entities in the percentages. All Governmental Authorizations required for the ownership of equity interests in each of the PRC Entities by each of its shareholders have been obtained by the relevant shareholders or such PRC Entity and are in full force and effect.

4.	To the best of our knowledge after due and reasonable inquiries, all of the equity interests of each of the PRC Entities are free and clear of all liens, charges or any other encumbrances, pledges, security interests, equities or claims or any third-party rights and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Entities.

5.	To the best of our knowledge after due and reasonable inquiry, none of the PRC Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of any of the PRC Entities or its assets, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Entities.

6.	On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Overseas Listing Trial Measures”) and relevant five guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”), which became effective on March 31, 2023. The New Administrative Rules Regarding Overseas Listings refine the regulatory system for domestic company’s overseas offering and listing by subjecting both direct and indirect overseas offering and listing activities to the filing-based administration, and clearly defines the circumstances where provisions for direct and indirect overseas offering and listing apply and relevant regulatory requirements.

According to the Overseas Listing Trial Measures, among other things, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Overseas Listing Trial Measures. Where a domestic company seeks to directly offer and list securities on overseas markets, the issuer shall file with the CSRC. Where a domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings on overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. If an issuer offers securities on the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities on an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event.

Based on the Overseas Listing Trial Measures, we are of the view that the Company is not required to complete the filing procedures with the CSRC as the Company only seeks to be traded at OTC, however, when the Company seeks to uplist securities on Nasdaq, the Company will be subject to the filing requirements under the Overseas Listing Trial Measures.

7.	On December 28, 2021, the CAC and other relevant regulatory authority jointly promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures requires that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On January 4, 2022, the CAC, in conjunction with 12 other government departments issued the New Measures for Cybersecurity Review (the “Cyber Security Review Measures”), which came into force on February 15, 2022. According to the Cyber Security Review Measures, the network operators with personal information of more than one million users must apply for cybersecurity review to the Cybersecurity Review Office when they go public abroad.

We are of view that the Company will not be affected by the Cyber Security Review Measures, and that the Company will not be subject to cybersecurity review by the CAC, given that: (i) as a company that mainly conduct research and development and sells high-power wireless charging products to customers, the Company and its PRC subsidiaries are unlikely to be classified as CIIOs by the regulatory agencies; (ii) the Company possesses personal data of far fewer than one million individuals in our business operations and do not anticipate that the Company will be collecting over one million users’ personal information in the near future; and (iii) since the Company and its PRC subsidiaries are in the high-power wireless charging industry, data processed is unlikely to have a bearing on national security and therefore is unlikely to be classified as core or important data by the authorities.

D.	Consent

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your PRC counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Very truly yours,

/s/ALLBRIGHT LAW OFFICES (FUZHOU)
ALLBRIGHT LAW OFFICES (FUZHOU)

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